                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.: 333-73405




PROSPECTUS DATED MARCH 12, 1999                   PRICING SUPPLEMENT NO. 13 TO
PROSPECTUS SUPPLEMENT                     REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                        SEPTEMBER 10, 1999
                                                                RULE 424(B)(3)

                       Donaldson, Lufkin & Jenrette, Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue


The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

Principal Amount:             $ 10,000,000          Optional Conversion:        N / A

Price To Public:              100.0000 %            Notice Date:                N / A
Underwriting                   0.60000 %
Discount:
Proceeds To Issuer:           99.40000 %            Conversion Date:            N / A

Settlement Date               September 15, 1999    Interest Rate:              N / A
(Original Issue Date):

Specified Currency:           US Dollars            Day Count:                  N / A

Authorized Denomination:      $1,000                Interest Payment Dates:     N / A

Maturity Date:                September 15, 2008    First Payment:              N / A

Interest Rate:                7.4200 %              Optional Repayment Date:    Non-Call / Life

                                                    Initial Redemption Date:    N / A

Day Count:                    30/360                Initial Redemption          N / A
                                                    Percentage:

Interest Payment Dates:       Semi-annually,        Annual Redemption           N / A
                              15th day of           Percentage Reduction:
                              March and June

Interest Determination        N/A                   Book Entry Note or          B / E
Date:                                               Certificated Note:

First Interest Payment:       March 15, 2000        Total Amount of OID:        N / A

Settlement:                   DTC#: 443             CUSIP:                      25766CBH6


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.



                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION